EXHIBIT 99.1

TPI Composites, Inc. Announces Third Quarter 2017 Earnings Results and Long-term Supply Agreement with Proterra

SCOTTSDALE, Ariz., Nov. 08, 2017 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq:TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the third quarter ended September 30, 2017.

Highlights

For the quarter ended September 30, 2017:

  Net sales of $243.4 million
  Total billings of $256.4 million
  Net income of $20.4 million or $0.58 per diluted share
  EBITDA of $29.1 million, with an EBITDA margin of 12.0%
  Adjusted EBITDA of $30.1 million, with an Adjusted EBITDA margin of 12.4%

KPIs		Q3'17	Q3'16
	Sets[1]	739	581
	Estimated megawatts²	1,796	1,321
	Dedicated manufacturing lines³	48	38
	Total manufacturing lines installed⁴	38	32
	Manufacturing lines in startup⁵	10	2
	Manufacturing lines in transition⁶	—	—
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide in the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition.
  Number of wind blade manufacturing lines in a startup phase during the period.
  Number of wind blade manufacturing lines that were being transitioned to a new wind blade model during the period.

“We are pleased with our strong operational and financial performance in the third quarter of 2017 in which we again exceeded our adjusted EBITDA targets,” said Steve Lockard, TPI Composites’ President and Chief Executive Officer. “Our results were driven by a 21% increase in blades delivered, reductions in manufacturing cycle times, improvements in productivity and shared gain from material cost out efforts. We reported another quarter of year-over-year increases in net sales, total billings, EBITDA and adjusted EBITDA.”

“We also announced today the signing of a new, five-year supply agreement with Proterra, Inc. to be the supplier of composite bus bodies for Proterra’s Catalyst® zero-emission electric buses from our existing Rhode Island manufacturing facility and from a new U.S. manufacturing facility in Newton, Iowa that TPI expects to open in the first half of 2018. Under the new supply agreement, that includes exclusivity for a portion of the term, TPI has committed to providing up to 3,350 composite bus bodies over the term of the agreement. We are very pleased to be expanding and extending our relationship with Proterra.”

“We expect to finish the year strong and are narrowing our full year guidance on total billings to between $945 million to $950 million. We currently have approximately $4.4 billion in contract value through 2023, including 48 wind blade manufacturing lines and our transportation production lines along with a strong pipeline of global opportunities including current and new customers, and both onshore and offshore blades, all of which support our growth targets. As we discussed last quarter, there are some industry headwinds that will meaningfully lower our year-over-year growth in 2018 and will have a residual impact on our growth through 2019 including the trend in some non-U.S. markets of transitioning to auction-based systems and U.S. market demand shifts driven by the current PTC cycle. However, the most significant driver of our lower growth in 2018 will be the unusually high number of lines in transition, expected to be 14, along with the ramp up of the backfill lines in Turkey and China and lines currently under contract that won’t be installed until the second half of 2018. In addition to driving down LCOE in 2019 and 2020, we expect these transitions and startups will position us nicely for strong growth in 2019 and beyond. Notwithstanding, we are revising our revenue CAGR target to 20% to 25% through 2019.”

Third Quarter 2017 Financial Results
Net sales for the quarter increased 22.3% to $243.4 million compared to the same period in 2016. Net sales of wind blades increased by 20.3% to $233.5 million for the third quarter of 2017 as compared to the third quarter of 2016. The increase was primarily driven by a 21% increase in the number of wind blades delivered during the third quarter compared to the same period in 2016 primarily from our China, Mexico and Turkey plants, partially offset by a decline in the average sales prices of the same blade models delivered in both periods as a result of geographic mix and savings in raw material costs, a portion of which we share with our customers. Total billings for the third quarter increased by $60.3 million or 30.8% to $256.4 million compared to the same period in 2016. The favorable impact of the currency movements on consolidated net sales and total billings were 1.0% and 0.9%, respectively, for the quarter.

Gross profit for the quarter totaled $32.9 million, an increase of $10.7 million over the same period of 2016 and our gross profit margin increased by 230 basis points to 13.5%, notwithstanding the fact that we had 10 manufacturing lines in startup during the third quarter of 2017 compared to just 2 lines in the third quarter of 2016. The increase in gross margin was driven primarily by continued operating efficiencies, the impact of savings in raw materials costs and the net benefit of a stronger U.S. dollar.

Startup and transition costs in the third quarter were $12.4 million as compared to $5.1 million during the same period a year ago. The increase in Q3 2017 relates to our new plants in Mexico and Turkey and the startup of new wind blade models for certain of our customers in Turkey and Dafeng, China.

Net income for the three months ended September 30, 2017 was $20.4 million as compared to $2.8 million in the same period in 2016. The increase was primarily due to the reasons set forth above.

Net income attributable to preferred shareholders was $0.6 million for the three months ended September 30, 2016 and there was none in the 2017 period as following our IPO in July 2016, all of the previously outstanding preferred shares were converted to common shares.

Net income attributable to common shareholders was $20.4 million for the three months ended September 30, 2017, compared to $2.2 million in the same period in 2016. This increase was primarily due to the improved operating results discussed above. Diluted earnings per share was $0.58 for the three months ended September 30, 2017, compared to $0.08 for the three months ended September 30, 2016.

EBITDA for three months ended September 30, 2017 increased to $29.1 million, compared to $11.3 million during the same period in 2016. The EBITDA margin increased to 12.0% compared to 5.7% in the 2016 period. Adjusted EBITDA for three months ended September 30, 2017 increased to $30.1 million compared to $19.6 million during the same period a year ago. The Adjusted EBITDA margin increased to 12.4% in Q3 2017, compared to 9.9% during the same period a year ago.

Capital expenditures were $8.6 million for three months ended September 30, 2017 compared to $4.7 million during the same period a year ago. Capex is primarily related to new facilities and expansion or improvements at existing facilities and costs to enhance our information technology systems.

We ended the quarter with $139.1 million of cash and cash equivalents and net cash was $3.6 million as compared to net debt of $6.4 million as of December 31, 2016.

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Wednesday, November 8, 2017 at 5:00pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13671605. The replay will be available until November 15, 2017. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading global manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., Mexico, China and Turkey.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; our ability to backfill molds with respect to GE supply contracts that are not renewed; competition; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions

This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net debt and free cash flow. We define total billings as the total amounts we have invoiced our customers for products and services for which we are entitled to payment under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense plus or minus any gains or losses from foreign currency transactions. We define net debt as the total principal amount of debt outstanding less unrestricted cash and cash equivalents. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2017	2016	2017	2016

Net sales	$243,354	$198,938	$683,142	$569,303
Cost of sales	198,141	171,648	568,659	499,896
Startup and transition costs	12,352	5,088	29,051	11,449
Total cost of goods sold	210,493	176,736	597,710	511,345
Gross profit	32,861	22,202	85,432	57,958
General and administrative expenses	9,315	14,065	28,373	24,154
Income from operations	23,546	8,137	57,059	33,804
Other income (expense):
Interest income	48	27	78	76
Interest expense	(3,254)	(4,663)	(9,215)	(12,709)
Realized gain (loss) on foreign currency remeasurement	39	(243)	(2,575)	(700)
Miscellaneous income (expense)	390	(152)	968	192
Total other expense	(2,777)	(5,031)	(10,744)	(13,141)
Income before income taxes	20,769	3,106	46,315	20,663
Income tax provision	(371)	(309)	(8,514)	(4,565)
Net income	20,398	2,797	37,801	16,098
Net income attributable to preferred shareholders	-	596	-	5,471
Net income attributable to common shareholders	$20,398	$2,201	$37,801	$10,627

Weighted-average common shares outstanding:
Basic	33,891	27,284	33,789	12,042
Diluted	35,015	27,375	34,748	12,133
Net income per common share:
Basic	$0.60	$0.08	$1.12	$0.88
Diluted	$0.58	$0.08	$1.09	$0.88

Non-GAAP Measures:
Total billings	$256,404	$196,095	$698,833	$566,779
EBITDA	$29,114	$11,272	$69,074	$42,999
Adjusted EBITDA	$30,118	$19,632	$76,443	$51,816

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
($ in thousands)	2017	2016
	(unaudited)
Current assets:
Cash and cash equivalents	$139,065	$119,066
Restricted cash	3,802	2,259
Accounts receivable	134,458	67,842
Inventories	60,593	53,095
Inventories held for customer orders	69,788	52,308
Prepaid expenses and other current assets	29,776	30,657
Total current assets	437,482	325,227
Noncurrent assets:
Property, plant, and equipment, net	119,635	91,166
Other noncurrent assets	19,244	20,813
Total assets	$576,361	$437,206

Current liabilities:
Accounts payable and accrued expenses	$160,858	$112,281
Accrued warranty	28,150	19,912
Deferred revenue	87,294	69,568
Customer deposits and customer advances	10,409	1,390
Current maturities of long-term debt	44,498	33,403
Total current liabilities	331,209	236,554
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	89,139	89,752
Other noncurrent liabilities	4,245	4,393
Total liabilities	424,593	330,699
Total shareholders' equity	151,768	106,507
Total liabilities and shareholders' equity	$576,361	$437,206

Non-GAAP Measure:
Net debt	$(3,568)	$6,379

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2017	2016	2017	2016

Net cash provided by operating activities	$17,590	$17,801	$51,523	$27,976
Net cash used in investing activities	(8,585)	(4,673)	(35,312)	(18,917)
Net cash provided by (used in) financing activities	(915)	63,012	3,483	52,371
Impact of foreign exchange rates on cash and cash
equivalents	141	(395)	305	(545)
Cash and cash equivalents, beginning of period	130,834	31,057	119,066	45,917
Cash and cash equivalents, end of period	$139,065	$106,802	$139,065	$106,802

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2017	2016	2017	2016
Net sales	$243,354	$198,938	$683,142	$569,303
Change in deferred revenue:
Blade-related deferred revenue at beginning of period (1)	(74,255)	(65,656)	(69,568)	(65,520)
Blade-related deferred revenue at end of period (1)	87,294	61,949	87,294	61,949
Foreign exchange impact (2)	11	864	(2,035)	1,047
Change in deferred revenue	13,050	(2,843)	15,691	(2,524)
Total billings	$256,404	$196,095	$698,833	$566,779

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2017	2016	2017	2016

Net income	$20,398	$2,797	$37,801	$16,098
Adjustments:
Depreciation and amortization	5,139	3,530	13,622	9,703
Interest expense (net of interest income)	3,206	4,636	9,137	12,633
Income tax provision	371	309	8,514	4,565
EBITDA	29,114	11,272	69,074	42,999
Share-based compensation expense	1,043	8,117	4,794	8,117
Realized loss (gain) on foreign currency remeasurement	(39)	243	2,575	700
Adjusted EBITDA	$30,118	$19,632	$76,443	$51,816

Free cash flow is reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2017	2016	2017	2016
Net cash provided by operating activities	$17,590	$17,801	$51,523	$27,976
Capital expenditures	(8,585)	(4,673)	(35,312)	(18,917)
Free cash flow	$9,005	$13,128	$16,211	$9,059

Net debt is reconciled as follows:	September 30,	December 31,
($ in thousands)	2017	2016
Total debt, net of debt issuance costs	$133,637	$123,155
Add debt issuance costs	1,860	2,290
Less cash and cash equivalents	(139,065)	(119,066)
Net debt	$(3,568)	$6,379

(1) Total billings is reconciled using the blade-related deferred revenue amounts at the beginning and the end of the period as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2017	2016	2017	2016
Blade-related deferred revenue at beginning of period	$74,255	$65,656	$69,568	$65,520
Non-blade related deferred revenue at beginning of period	-	-	-	-
Total current and noncurrent deferred revenue at beginning of period	$74,255	$65,656	$69,568	$65,520

Blade-related deferred revenue at end of period	$87,294	$61,949	$87,294	$61,949
Non-blade related deferred revenue at end of period	-	-	-	-
Total current and noncurrent deferred revenue at end of period	$87,294	$61,949	$87,294	$61,949

(2) Represents the effect of the difference between the exchange rate used by our various foreign subsidiaries on the invoice date versus the exchange rate used at the period-end balance sheet date.